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                                                                     EXHIBIT 23


                           INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the registration statements (Nos. 33-48411, 33-63638, 33-91074, 333-06130, 333-12621, 333-06054 and
33-40727) on Form S-8 and (Nos. 33-68144, 33-75878, 333-30303, 333-36949,
333-43961 and 333-46425) on Form S-3 of Activision, Inc. of our report dated May 12, 1998, relating to the consolidated balance sheets of ACTIVISION, INC. and subsidiaries as of March 31, 1998 and 1997 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1998, and the related financial statement schedule for each of the years in the three-year period ended March 31, 1998, which report appears in the March 31, 1998 annual report on Form 10-K of ACTIVISION, INC.

KPMG PEAT MARWICK LLP

Los Angeles, California
June 11, 1998